Exhibit 99.1

Questcor Announces Initial Commercialization Plans for Acthar

Rheumatology Indications

- Peer-Reviewed Paper Published Earlier This Week on the Clinical Use of Acthar

in the Treatment of Polymyositis and Dermatomyositis-

-Conference Call and Webcast Today at 4:30 p.m. ET, 1:30 p.m. PT-

ANAHEIM, Calif., June 14, 2012 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today announced key elements of the Company’s initial commercialization plans for H.P. Acthar® Gel (repository corticotropin injection) in the treatment of rheumatology-related indications already included on the FDA-approved package insert for Acthar.

Acthar is indicated for multiple FDA-approved rheumatology-related conditions, including its use as adjunctive therapy in psoriatic arthritis, rheumatoid arthritis, juvenile rheumatoid arthritis, and ankylosing spondylitis. Acthar is also approved by the FDA as acute or maintenance therapy in selected cases of systemic lupus erythematosus and systemic dermatomyositis (polymyositis). The Company believes Acthar has the potential to help patients suffering from these serious, difficult-to-treat disorders who do not respond adequately to, or experience problematic side effects from, current treatments.

Questcor’s initial commercial plans for Acthar in rheumatology include the following:

•	Creation of a Rheumatology Sales Force with 12 experienced rheumatology reps, a national sales director and two regional sales managers;

•	Commencement of a pilot rheumatology selling effort in mid-July 2012 with an initial focus on the rare and closely related neuromuscular disorders dermatomyositis (DM) and polymyositis (PM);

•	Potential expansion of the Rheumatology Sales Force following evaluation of results from the pilot effort;

•	Potential roll-out in late 2012 of a DM/PM selling effort by Questcor’s current Neurology Sales Force to as many as 1,000 neurologists specializing in neuromuscular disease.

Furthermore, Questcor will support creation of a patient registry for Acthar in DM/PM and will actively work to help gather clinical data in systemic lupus erythematosus, rheumatoid arthritis and psoriatic arthritis.

“As we have previously stated, there are significant opportunities to enter markets where Acthar has FDA approval beyond our three key markets within nephrology, multiple sclerosis and infantile spasms,” said Don M. Bailey, President and Chief Executive Officer of Questcor. “We are excited about the potential for Acthar to help an increasing number of patients with serious, difficult-to-treat autoimmune and inflammatory disorders who are in need of additional treatment options. Our commercialization launch plans for Acthar Rheumatology indications replicate the model we have successfully used to help patients afflicted with MS and certain types of nephrotic syndrome.”

The Company also announced that promising results were published earlier this week in the peer-review journal Drug Design, Development and Therapy on a retrospective case series evaluating Acthar in the treatment of PM and DM. Acthar was administered to five patients who had previously failed multiple steroid and immunosuppressant treatment regimens. The patients received injections of Acthar over the course of 12 weeks or more. Improvement in PM and DM symptoms related to disease exacerbations was seen in all five patients. Symptom improvements included increased muscle strength, resolution of disease-related skin manifestations and improvements in the ability to perform tasks associated with daily living. All of these patients tolerated the treatment well with no significant side effects reported. The paper, “Treating refractory dermatomyositis or polymyositis with adrenocorticotropic hormone gel: a retrospective case series,” was authored by Dr. Todd Levine, M.D., Co-Director of the Neurophysiology Department at Banner Good Samaritan Medical Center, Assistant Professor at the University of Arizona in Neurology, and Member of Phoenix Neurological Associates.

“There is a significant need for safe and effective treatment options for patients with dermatomyositis and polymyositis,” said Dr. Levine. “Given the results that I have observed with Acthar in these particularly challenging cases of polymyositis and dermatomyositis, I am increasingly encouraged regarding the potential for Acthar as an FDA-approved therapeutic option for these debilitating neuromuscular disorders.”

“While DM/PM will be the initial focus of our pilot Rheumatology Sales Force, we believe that with Acthar also being FDA-approved for the treatment of SLE, RA and psoriatic arthritis, a total of five Acthar indications related to rheumatology could become commercially viable within the next 24 months,” commented Steve Cartt, Chief Operating Officer of Questcor. “Each of these five FDA-approved, Acthar indications appear to have significant revenue potential due to the high unmet need evident in these therapeutic areas. The commercialization of each of these indications has the potential to significantly add to Questcor shareholder value.”

Conference Call Details

Questcor will host a conference call with Dr. Todd Levine, M.D., author of the case series, on Thursday, June 14, 2012 at 1:30 p.m. PDT / 4:30 p.m. EDT. To participate in the live call by telephone, please dial (877) 354-0215 for domestic participants and (253) 237-1173 for international participants approximately 5-10 minutes prior to the start time. A listen-only webcast of the call including the presentation slides will be accessible in the “Investor Relations” section under “Events & Presentations” at http://ir.questcor.com/events.cfm. If listening via telephone, to view the accompanying presentation slides, navigate to the live webcast as noted above and choose the “No Audio — Slides Only” option to view the slides in conjunction with the live conference call. Listeners should go to the website at least 15 minutes prior to the start time to install any necessary software.

An audio replay of the call will be available for 30 days following the call. This replay can be accessed by dialing (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, both using Conference ID #88310576. An archived webcast will also be available at http://ir.questcor.com/events.cfm.

About Polymyositis and Dermatomyositis

Polymyositis (PM) and dermatomyositis (DM) are rare auto-immune diseases that cause inflammation of the muscles and can lead to muscle atrophy or loss. Most patients experience the slow onset of muscle weakness over several months. The affected muscles are usually close to the trunk, so people may notice difficulty getting out of a chair, walking and lifting their arms. Muscles of the esophagus may be affected, causing difficulty swallowing and setting the stage for potentially problematic pneumonias. If the diaphragm (a large muscle in the thorax) is affected, shortness of breath can occur. In some patients fibrosis can occur in the lungs leading to decreased functionality. Patients with dermatomyositis can develop a severe rash or other skin changes, often over the eyes and face. Prolonged disability including sustained muscle weakness, the need for aided ambulation and impairment of tasks of average daily living can occur in a large percentage of patients.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from three indications: the treatment of proteinuria in idiopathic types of nephrotic syndrome, the treatment of acute exacerbations of multiple sclerosis in adults, and the treatment of infantile spasms in children under two years of age. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor is also currently preparing to launch a pilot effort in rheumatology, as Acthar is approved for several rheumatology-related conditions including Dermatomyositis, Polymyositis, Lupus and Rheumatoid Arthritis. Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. For more information about Questcor, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “estimates,” “expects,” “growth,” “may,” “plans,” “potential,” “should,” “substantial” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Our ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with NS, and our ability to develop other therapeutic uses for Acthar;

•

Research and development risks, including risks associated with our work in the area of NS and potential work in the area of Rheumatology, and our reliance on third-parties to conduct research and development and the ability of research and development to generate successful results;

•	Our ability to receive high reimbursement levels from third party payers;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•	Our ability to effectively manage our growth, including the expansion of our sales force, and our reliance on key personnel;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments, estimated channel inventory, and end-user demand, as well as volatility in our stock price; and

•

Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission, or SEC, on February 22, 2012, and other documents filed with the SEC. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:

Questcor Pharmaceuticals, Inc.

Don Bailey

714-786-4210

dbailey@Questcor.com

EVC Group
Investors	Media
Gregory Gin/Bob Jones	Janine McCargo
646-445-4801/646-445-5447	646-688-0425
Doug Sherk
415-568-4887